FOR RELEASE ON OR AFTER: July 1, 2014

CONTACT:    John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

Regal Beloit Corporation Announces Acquisition of Benshaw, Inc.

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today announced it has acquired Benshaw Inc., a leader in custom low and medium voltage drives and soft starters, from Curtiss-Wright Corporation (NYSE: CW).

“Benshaw is an excellent fit with our existing custom electronic drives and controls businesses. Benshaw’s soft starters are well respected throughout the industry and its custom drives business complements our Unico capabilities. We’re excited to have Benshaw join the Regal family and we welcome all of the employees to Regal,” stated Mark Gliebe, Regal’s Chairman and CEO.
Benshaw has estimated annual revenues of approximately $60 million. For the second half of 2014, Benshaw is anticipated to be $0.02 dilutive Regal’s earnings per share, including the impact of purchase accounting adjustments and transaction costs. For 2015, Benshaw is anticipated to be accretive to earnings per share by $0.06 to $0.09. The purchase price was approximately $50 million.
Management will provide further discussion of the Benshaw acquisition during the second quarter 2014 earnings call scheduled for July 30, 2014 at 9:00 AM CDT (10:00 AM EDT). Individuals who would like to participate by phone should dial 888-317-6003 and enter 4076347 when prompted. International callers should dial 412-317-6061 and enter 4076347 when prompted. To view the presentation during the call, please follow this link to Regal’s Investors page: http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-presentations.

To listen to the live audio and view the presentation via the internet, please go to: http://www.videonewswire.com/event.asp?id=99878.

A telephone replay of the call will be available through October 30, 2014, at 877-344-7529, conference ID 10048736. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available until October 30, 2014, and can be accessed at http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-calendarPast or at
http://www.videonewswire.com/event.asp?id=99878.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: uncertainties regarding our ability to execute our restructuring plans within expected costs and timing; actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 26, 2014 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8808 • Fax: 608-364-8818
Website: www.regalbeloit.com